VALKYRIE BITCOIN AND ETHER STRATEGY ETF (BTF)

VALKYRIE BITCOIN MINERS ETF (WGMI)

October 27, 2023

Dear Shareholder,

As a shareholder of one or more of the Valkyrie ETFs (the “Funds”) listed above, each a series of Valkyrie ETF Trust II, you recently received a proxy communication via e-mail or a proxy statement and proxy card(s) in the mail in connection with the Special Meeting of Shareholders to be held on November 22, 2023.

The Shareholder Meeting relates to an acquisition of Vident Advisory, your Fund’s subadviser, by Casey Crawford through various holding entities. Mr. Crawford is the Co-Founder and CEO of Movement Mortgage, one of the leading retail mortgage lenders in the country. To ensure your Fund’s investment program continues uninterrupted, you are being asked to consider and approve a new investment sub-advisory agreement between Valkyrie Funds, LLC, Vident Advisory, LLC and Valkyrie ETF Trust II, on behalf of the Fund(s). This proposal has no impact on your investment adviser Valkyrie Funds, LLC.

After careful consideration, your Board of Trustees recommends shareholders vote FOR the proposal. It is important that you exercise your right to vote. Please take a moment to sign, date and mail the enclosed proxy card in the pre-paid envelope or follow the instructions below to vote by internet or telephone.

How Will the Transaction Affect Shareholders?

It is important that you know that if the proposed transaction is completed, it will have no effect on investment policies and strategies. I share with you the following:

•	There will be NO increase in your management fees and expenses.
•	Your investment will continue to be managed by your Portfolio Management team.
•	Your investment will continue with an identical investment objective and investment strategies.

Each Fund has a unique combination of retail and institutional investors. You and your fellow shareholders will have a substantial positive impact on the vote if you act early. Please see voting instructions below:

Vote by Phone by calling 1-866-839-1852 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 9 a.m. to 10 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.
:	Vote by Internet by visiting the internet address on the enclosed card and following the instructions.
*	Vote by Mail by completing, signing, and dating the enclosed card and returning it in the enclosed prepaid return envelope.

If you have any questions or need assistance in voting, please contact our proxy solicitor, Morrow Sodali (“MSFS”) at 1-866-839-1852. Please note that an MSFS representative may call you to assist you in voting. For more information, please refer to the proxy statement.

Thank you,

/s/ Nick Bonos

NICK BONOS

President and CEO

Valkyrie ETF Trust II

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